CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 24, 2011 on the financial statements and financial highlights of Hodges Fund, Hodges Small Cap Fund, Hodges Blue Chip 25 Fund, Hodges Equity Income Fund, and Hodges Pure Contrarian Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2011 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

                 /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 25, 2011